EXHIBIT 99.1

BBSI Reports Strong Second Quarter 2023 Financial Results and Announces New $75 Million Stock Repurchase Program

- Q2 2023 Net Income of $17.0 Million, or $2.47 per Diluted Share -

VANCOUVER, Washington, August 2, 2023 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the second quarter ended June 30, 2023.

Second Quarter 2023 Financial Summary vs. Year-Ago Quarter

•
Revenues up 1% to $264.6 million.
•
Gross billings up 5% to $1.91 billion.
•
Average worksite employees (“WSEs”) up 2%.
•
Net income of $17.0 million, or $2.47 per diluted share, compared to $18.0 million, or $2.48 per diluted share.

“In the second quarter, we continued to exceed expectations by adding net new clients and expanding benefits sales,” said BBSI President and CEO, Gary Kramer. “These positive results in our controllable growth have helped offset slower client hiring in the quarter as small businesses remained cautious. We are pleased with the ongoing ramp of our BBSI Benefits offering as we have continued to broaden our client base, and our profitability metrics continue to exceed our internal expectations. I am also pleased that our board has authorized a new $75 million stock repurchase program, which speaks to the strength of our operations, the durability of our cash flows and our long-term optimism.”

Second Quarter 2023 Financial Results

Revenues in the second quarter of 2023 increased 1% to $264.6 million compared to $262.2 million in the second quarter of 2022.

Total gross billings in the second quarter of 2023 increased 5% to $1.91 billion compared to $1.83 billion in the same year-ago quarter (see “Key Performance Metrics” below). The increase was driven by WSEs from net client additions and higher average billings per WSE, offset in part by net client hiring.

Workers’ compensation expense as a percent of gross billings was 2.6% in the second quarter of 2023 and benefited from favorable prior year liability and premium adjustments of $6.3 million. This compares to 2.5% in the second quarter of 2022, which included favorable prior year liability and premium adjustments of $8.5 million.

Net income for the second quarter of 2023 was $17.0 million, or $2.47 per diluted share, compared to $18.0 million, or $2.48 per diluted share, in the year-ago quarter. The decrease is primarily attributable to lower favorable adjustments to workers’ compensation expense in the second quarter of 2023.

Liquidity

As of June 30, 2023, unrestricted cash and investments were $133.0 million compared to $159.7 million at the end of 2022. BBSI was debt free at quarter end.

Capital Allocation

BBSI’s board of directors has confirmed its regular quarterly cash dividend of $0.30 per share. The cash dividend will be paid on September 1, 2023, to all stockholders of record as of August 18, 2023.

Continuing under the Company’s stock repurchase program established in February 2022, BBSI repurchased 123,361 shares at an average price of $82.23 per share in the second quarter. At June 30, 2023, approximately $9.7 million remained available under the repurchase program.

On July 31, 2023, BBSI’s board of directors approved a new stock repurchase program authorizing the Company to purchase up to $75 million of its stock over a two-year period. This new program replaces any remaining authority under the February 2022 program.

Outlook

BBSI now expects the following for 2023:

•
Gross billings growth of 4% to 6%
•
Growth in the average number of WSEs of 2% to 4%
•
Gross margin as a percent of gross billings of 3.1% to 3.15%
•
Effective annual tax rate of 27% to 28%

Conference Call

BBSI will conduct a conference call on Wednesday, August 2, 2023, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results for the quarter ended June 30, 2023.

BBSI’s CEO Gary Kramer and CFO Anthony Harris will host the conference call, followed by a question and answer period.

Date: Wednesday, August 2, 2023
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471
Conference ID: 13739669

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the BBSI website at ir.bbsi.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through September 2, 2023.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13739669

Key Performance Metrics

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billings and wages are useful in understanding the volume of our business activity and serve as an important performance metric in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billings and wage information for the three and six months ended June 30, 2023 and 2022.

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022
Gross billings	$1,911,550	$1,829,225	$3,700,768	$3,536,400
PEO and staffing wages	$1,661,668	$1,588,990	$3,213,021	$3,071,196

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)		(Unaudited)
	Percentage of Gross Billings		Percentage of Gross Billings
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
PEO and staffing wages	86.9%	86.9%	86.9%	86.9%
Payroll taxes and benefits	7.0%	6.9%	7.5%	7.4%
Workers' compensation	2.6%	2.5%	2.7%	2.7%
Gross margin	3.5%	3.7%	2.9%	3.0%

We refer to employees of our PEO clients as WSEs. Management reviews average and ending WSE growth to monitor and evaluate the performance of our operations. Average WSEs are calculated by dividing the number of unique individuals paid in each month by the number of months in the period. Ending WSEs represents the number of unique individuals paid in the last month of the period.

	(Unaudited)
	Three Months Ended June 30,
	2023	% Change	2022	% Change
Average WSEs	124,186	1.6%	122,234	8.8%
Ending WSEs	127,336	2.8%	123,853	8.4%

	(Unaudited)
	Six Months Ended June 30,
	2023	% Change	2022	% Change
Average WSEs	121,749	2.1%	119,216	9.1%
Ending WSEs	127,336	2.8%	123,853	8.4%

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. For more information, please visit www.bbsi.com.

Forward-Looking Statements

Statements in this release about future events and financial outlook are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include: economic conditions in the Company’s service areas; the lingering effects of the COVID-19 pandemic; inflation; the availability of certain fully insured medical and other health and welfare benefits to qualifying worksite employees; the effect of changes in the Company’s mix of services on gross margin; the Company’s ability to attract and retain clients and to achieve revenue growth; the availability of financing or other sources of capital; the Company’s relationship with its primary bank lender; the potential for material deviations from expected future workers’ compensation claims experience; changes in the workers’ compensation regulatory environment in the Company’s primary markets; litigation costs; security breaches or failures in the Company’s information technology systems; the collectability of accounts receivable; changes in executive management; the carrying value of deferred income tax assets and goodwill; the effects of conditions in the global capital markets on the Company’s investment portfolio; and the potential for and effect of acquisitions, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2022 Annual Report on Form 10-K and in subsequent reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(in thousands)	2023	2022
Assets
Current assets:
Cash and cash equivalents	$48,347	$91,423
Investments	84,658	68,325
Trade accounts receivable, net	198,055	163,838
Prepaid expenses and other	17,625	19,787
Restricted cash and investments	68,970	110,989
Total current assets	417,655	454,362
Property, equipment and software, net	48,354	45,954
Operating lease right-of-use assets	19,818	19,804
Restricted cash and investments	123,443	104,277
Goodwill	47,820	47,820
Other assets	3,995	3,281
Deferred income taxes	10,819	11,440
Total assets	$671,904	$686,938
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,701	$8,264
Accrued payroll, payroll taxes and related benefits	238,388	222,331
Income taxes payable	4,491	610
Current operating lease liabilities	6,882	6,957
Other accrued liabilities	22,785	31,603
Workers' compensation claims liabilities	55,941	62,917
Safety incentives liability	1,630	2,049
Total current liabilities	335,818	334,731
Long-term workers' compensation claims liabilities	135,881	153,070
Long-term operating lease liabilities	14,236	14,225
Customer deposits and other long-term liabilities	8,000	7,070
Stockholders' equity	177,969	177,842
Total liabilities and stockholders' equity	$671,904	$686,938

Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues:
Professional employer services	$244,256	$232,174	$476,563	$449,607
Staffing services	20,374	30,005	42,734	58,947
Total revenues	264,630	262,179	519,297	508,554
Cost of revenues:
Direct payroll costs	15,110	22,458	31,981	44,379
Payroll taxes and benefits	134,109	126,353	278,691	262,218
Workers' compensation	48,365	46,483	100,035	94,719
Total cost of revenues	197,584	195,294	410,707	401,316
Gross margin	67,046	66,885	108,590	107,238
Selling, general and administrative expenses	43,808	42,272	85,034	82,437
Depreciation and amortization	1,729	1,523	3,406	3,031
Income from operations	21,509	23,090	20,150	21,770
Other income, net	2,148	1,554	4,461	3,190
Income before income taxes	23,657	24,644	24,611	24,960
Provision for income taxes	6,641	6,630	6,776	6,658
Net income	$17,016	$18,014	$17,835	$18,302
Basic income per common share	$2.52	$2.52	$2.62	$2.51
Weighted average basic common shares outstanding	6,751	7,162	6,809	7,284
Diluted income per common share	$2.47	$2.48	$2.57	$2.48
Weighted average diluted common shares outstanding	6,875	7,257	6,931	7,365

Investor Relations:

Gateway Group, Inc.

Cody Slach

Tel 1-949-574-3860

BBSI@gateway-grp.com